Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

March 2013	Brokerage

Credit Suisse Structured Product Offering List

Please find the indicative terms for our March brokerage offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected and subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

18 Month RTY USO High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [7.00%-9.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for that interest period and each subsequent interest period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2N0	•[7.00%-9.00%] p.a. if no Knock-In Event •Otherwise, 1.00% p.a.	Lowest Performing of: Russell 2000® Index & United States Oil Fund, LP	Approximately 65.00%	1.75%			3/25/13	3/28/13	9/29/14

18 Month RTY USO GDX High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [9.00% -11.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for that interest period and each subsequent interest period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2R1	•[9.00%-11.00%] p.a. if no Knock-In Event •Otherwise, 1.00% p.a.	Lowest Performing of: Russell 2000® Index, United States Oil Fund, LP, and the Market Vector Gold Miners ETF	Approximately 60.00%	1.75%			3/25/13	3/28/13	9/29/14

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Equity-Linked Alternatives

4 Year SPX Digital-Plus Barrier Notes
If the Final Level of the Underlying is greater than or equal to the Initial Level, the investor is entitled to receive a payment at maturity based on the greater of a fixed payment percentage that is expected to be between [17.00% - 22.00%] and the percentage change from the Initial Level to the Final Level of the Underlying. If the Final Level of the Underlying is less than the Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level of the Underlying is less than the Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)	Underlying(s)	Knock-In Level	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2T7	• If Final Level > Initial Level, then the greater of [17.00%-22.00]% and the performance of the Underlying. • If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level and a Knock-In Event occurs, then negative return.	S&P 500® Index	Approximately 70.00%	3.00%			3/25/13	3/28/13	3/28/17

3 Year EFA Buffered Accelerated Return Equity Securities
If the Final Level of the Underlying is greater than or equal to the Initial Level, the investor is entitled to receive a payment at maturity based on the lesser of the Upside Participation Rate, expected to be 200%, times the percentage change from the Initial Level to the Final Level of the Underlying and the Underlying Return Cap, expected to be between [20.00%-24.00%]. If the Underlying depreciates by more than the Buffer Amount of 15.00%, the redemption amount at maturity will equal the principal amount multiplied by the sum of one plus the performance of the Underlying offset by the Buffer Amount. Therefore, investor can lose up to 85% of the principal amount. If the Underlying depreciates by not more than a Buffer Amount, the redemption amount at maturity will equal the principal amount.
CUSIP	Return Profile (at maturity)	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2V2	• If Final Level > Initial Level, then the lesser of [200%] times the performance of the Underlying and [20.00%-24.00%]. • If Final Level < Initial Level, but > 85% of Initial Level, then the principal amount. • If Final Level < Initial Level, and < 85% of Initial Level, then negative return.	iShares® MSCI EAFE® Index Fund	15.00%	2.00%			3/25/13	3/28/13	3/28/16

2

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

3